Exhibit 99.1

Terry Balluck
972-281-1397
terry.balluck@kcc.com
KIMBERLY-CLARK ANNOUNCES THIRD QUARTER 2019 RESULTS
DALLAS, October 22, 2019-Kimberly-Clark Corporation (NYSE: KMB) today reported third quarter 2019 results and raised its outlook for full-year 2019 organic sales growth and earnings per share.
Executive Summary

•	Third quarter 2019 net sales of $4.6 billion increased 1 percent compared to the year-ago period. Organic sales increased 4 percent.

•	Diluted net income per share for the third quarter was $1.94 in 2019 and $1.29 in 2018.

•	Third quarter adjusted earnings per share were $1.84 in 2019 and $1.71 in 2018. Adjusted earnings per share exclude certain items described later in this news release.

•	Diluted net income per share for full-year 2019 is expected to be $5.75 to $6.00.

•
The company is now targeting full-year 2019 organic sales growth of 3 to 4 percent and adjusted earnings per share of $6.75 to $6.90. The prior outlook was for organic sales growth of 3 percent and adjusted earnings per share of $6.65 to $6.80.

Chief Executive Officer Mike Hsu said, “We delivered excellent third quarter results and we are raising our full-year outlook. We achieved strong improvements in organic sales, profit margins and earnings per share in the quarter. In addition, we continued to launch innovations, pursue our growth priorities and increase investments in our brands. We also generated $95 million of cost savings and returned approximately $570 million to shareholders through dividends and share repurchases. I’m encouraged by the progress we’re making this year while we invest more for longer-term success. We continue to be optimistic about our opportunities to deliver balanced and sustainable growth through execution of K-C Strategy 2022.”
Third Quarter 2019 Operating Results
Sales of $4.6 billion in the third quarter of 2019 increased more than 1 percent compared to the year-ago period. Changes in foreign currency exchange rates reduced sales by 2 percent and business exits in conjunction with the 2018 Global Restructuring Program reduced sales slightly. Organic sales increased 4 percent. Net selling prices rose 4 percent and product mix improved 1 percent, while volumes fell 1 percent. In North America, organic sales increased 4 percent in consumer products and 5 percent in K-C Professional. Outside North America, organic sales rose 5 percent in developing and emerging markets and 1 percent in developed markets.
Third quarter operating profit was $915 million in 2019 and $669 million in 2018. Results in both periods include charges related to the 2018 Global Restructuring Program. Results in 2019 also include a gain on the sale of a manufacturing facility as part of the restructuring.

Third quarter adjusted operating profit was $859 million in 2019 and $798 million in 2018. Results benefited from higher net selling prices, $50 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and $45 million of cost savings from the 2018 Global Restructuring Program. Input costs decreased $10 million, driven by lower raw material costs. Advertising spending increased and selling, general and administrative costs were higher, including increased incentive compensation expense. Other manufacturing costs also rose year-on-year. Foreign currency translation effects reduced operating profit by $15 million and transaction effects also negatively impacted the comparison.
The third quarter effective tax rate was 22.8 percent in 2019 and 23.9 percent in 2018. The third quarter adjusted effective tax rate was 21.5 percent in 2019 and 19.6 percent in 2018. The rate in 2018 benefited from certain planning initiatives.
Kimberly-Clark’s share of net income of equity companies in the third quarter was $31 million in 2019 and $23 million in 2018. At Kimberly-Clark de Mexico, results benefited from organic sales growth and cost savings.
Cash Flow and Balance Sheet
Cash provided by operations in the third quarter was $886 million in 2019 and $692 million in 2018. The increase included benefits from improved working capital and lower pension contributions. Capital spending for the third quarter was $298 million in 2019 and $219 million in 2018. Proceeds from dispositions of property in the third quarter of 2019 included approximately $200 million from the previously mentioned sale of a manufacturing facility as part of the 2018 Global Restructuring Program.
Third quarter 2019 share repurchases were 1.6 million shares at a cost of $214 million. The company expects full-year repurchases of $800 million, consistent with the original target range of $600 to $900 million. Total debt was $7.8 billion at September 30, 2019 and $7.5 billion at the end of 2018.
Third Quarter 2019 Business Segment Results
Personal Care Segment
Third quarter sales of $2.3 billion increased 2 percent. Net selling prices increased 3 percent, volumes rose 1 percent and product mix improved 1 percent. Changes in currency rates reduced sales by 3 percent. Third quarter operating profit of $490 million increased 5 percent. The comparison benefited from organic sales growth and cost savings. Results were impacted by unfavorable currency effects, other manufacturing cost increases, higher advertising spending and increased selling, general and administrative costs.
Sales in North America increased 4 percent. Net selling prices increased 2 percent and product mix improved 1 percent, both driven by baby and child care. Volumes were up 1 percent overall. Volumes increased double-digits in adult care but were down mid-single digits in baby and child care compared to a mid-single digit increase in the year-ago period.
Sales in developing and emerging markets increased 3 percent. Net selling prices rose 6 percent and product mix improved 1 percent, while volumes were even year-on-year and currency rates were unfavorable by 5 percent. The higher net selling prices mostly occurred in Argentina, the Middle East/Eastern Europe/Africa and China. Volumes increased in Eastern Europe, ASEAN and South Africa, but fell in Latin America.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) decreased 3 percent, including a 6 point negative impact from changes in currency rates. Product mix improved 2 percent and volumes rose 1 percent.
Consumer Tissue Segment
Third quarter sales of $1.5 billion increased 1 percent. Net selling prices increased 5 percent, while volumes declined 2 percent and changes in currency rates reduced sales 2 percent. Third quarter operating profit of $264 million increased 25 percent. Results benefited from higher net selling prices, cost savings and lower input costs. The comparison was impacted by other manufacturing cost increases, lower volumes and increased selling, general and administrative costs.
Sales in North America increased 3 percent compared to a 5 percent decline in the year-ago period. Net selling prices rose 8 percent, while volumes fell 4 percent and product mix was off 1 percent.
Sales in developing and emerging markets increased 1 percent. Net selling prices and product mix each improved 1 percent, while currency rates were unfavorable by 2 percent.
Sales in developed markets outside North America decreased 4 percent, including a 5 point negative impact from changes in currency rates. Net selling prices increased 2 percent.
K-C Professional (KCP) Segment
Third quarter sales of $0.8 billion decreased 1 percent. Changes in currency rates and business exits in conjunction with the 2018 Global Restructuring Program each reduced sales 2 percent. Net selling prices increased more than 3 percent and product mix improved 1 percent, while volumes were down 2 percent. Third quarter operating profit of $176 million increased 10 percent. Results benefited from increased net selling prices and cost savings. The comparison was impacted by lower volumes, other manufacturing cost increases, unfavorable currency effects and higher selling, general and administrative costs.
Sales in North America increased 4 percent. Net selling prices increased 4 percent and volumes rose 1 percent, while business exits in conjunction with the 2018 Global Restructuring Program reduced sales approximately 2 percent.
Sales in developing and emerging markets decreased 2 percent, including a 2 point negative impact from changes in currency rates. Volumes declined 5 percent, while net selling prices rose 4 percent.
Sales in developed markets outside North America were down 7 percent. Currency rates were unfavorable by 5 percent and business exits in conjunction with the 2018 Global Restructuring Program reduced sales 1 percent. Volumes fell 7 percent, while product mix improved 4 percent and net selling prices increased 2 percent. The changes occurred mostly in Western/Central Europe.

Year-To-Date Results
For the first nine months of 2019, sales of $13.9 billion were down slightly. Changes in foreign currency exchange rates reduced sales by 4 percent and business exits in conjunction with the 2018 Global Restructuring Program reduced sales slightly. Organic sales increased 4 percent. Net selling prices rose 4 percent and product mix improved 1 percent, while volumes fell 1 percent.
Year-to-date operating profit was $2,240 million in 2019 and $1,590 million in 2018. Results in both periods include charges related to the 2018 Global Restructuring Program. Year-to-date adjusted operating profit was $2,455 million in 2019 and $2,396 million in 2018. Results benefited from organic sales growth, $175 million of FORCE cost savings and $125 million of cost savings from the 2018 Global Restructuring Program. The comparison was impacted by $205 million of higher input costs, unfavorable currency effects, other manufacturing cost increases, increased advertising spending and higher general and administrative costs.
Through nine months, diluted net income per share was $4.65 in 2019 and $2.85 in 2018. Year-to-date adjusted earnings per share were $5.18 in 2019 and $5.01 in 2018.
2018 Global Restructuring Program
In January 2018, Kimberly-Clark initiated the 2018 Global Restructuring Program in order to reduce the company’s structural cost base and enhance the company’s flexibility to invest in its brands, growth initiatives and capabilities critical to delivering future growth. The company expects the program will generate annual pre-tax cost savings of $500 to $550 million by the end of 2021. As part of the program, Kimberly-Clark expects to exit or divest some low-margin businesses that generate approximately 1 percent of company net sales. To implement the program, the company expects to incur restructuring charges of $1,700 to $1,900 million pre-tax ($1,350 to $1,500 million after tax) by the end of 2020. Through the third quarter of 2019, the company has incurred cumulative restructuring charges of $1,251 million pre-tax ($964 million after tax) and generated cumulative savings of $260 million.
2019 Outlook and Key Planning Assumptions
The company updated the following key planning and guidance assumptions for full-year 2019:

•	Net sales down slightly year-on-year (prior assumption even to down 1 percent).

•	Organic sales growth 3 to 4 percent (previous estimate 3 percent).

•	Foreign currency exchange rates unfavorable by 4 percent (prior estimate 3 to 4 percent).

•	Exited businesses in conjunction with the 2018 Global Restructuring Program expected to reduce sales slightly (no change).

•	Adjusted operating profit growth 4 to 5 percent (prior target 3 to 5 percent).

•	Inflation in key cost inputs in the lower half of the previously estimated range of $150 to $250 million.

•	Currency effects slightly more unfavorable than previously assumed.

•	Adjusted effective tax rate toward the low end of the prior estimate of 23 to 25 percent.

•	Adjusted earnings per share $6.75 to $6.90 compared to the prior outlook of $6.65 to $6.80.

Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	2018 Global Restructuring Program. Mentioned elsewhere in this release.

•	U.S. tax reform. In the first, third and fourth quarters of 2018, the company recognized net charges associated with U.S. tax reform related matters.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates and exited businesses also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Viva and WypAll, hold No. 1 or No. 2 share positions in 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 147-year history of innovation, visit kimberly-clark.com or follow us on Facebook or Twitter.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, charges and savings from the 2018 Global Restructuring Program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, potential competitive pressures on selling prices for our products, energy costs, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2018 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended September 30
	2019	2018	Change
Net Sales	$4,640	$4,582	+1%
Cost of products sold	3,085	3,166	-3%
Gross Profit	1,555	1,416	+10%
Marketing, research and general expenses	815	749	+9%
Other (income) and expense, net	(175)	(2)	N.M.
Operating Profit	915	669	+37%
Nonoperating expense	(11)	(30)	-63%
Interest income	3	2	+50%
Interest expense	(66)	(64)	+3%
Income Before Income Taxes and Equity Interests	841	577	+46%
Provision for income taxes	(192)	(138)	+39%
Income Before Equity Interests	649	439	+48%
Share of net income of equity companies	31	23	+35%
Net Income	680	462	+47%
Net income attributable to noncontrolling interests	(9)	(11)	-18%
Net Income Attributable to Kimberly-Clark Corporation	$671	$451	+49%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.95	$1.30	+50%
Diluted	$1.94	$1.29	+50%

Cash Dividends Declared	$1.03	$1.00	+3%

Common Shares Outstanding	September 30
	2019	2018
Outstanding shares as of	343.1	346.6
Average diluted shares for three months ended	345.9	348.8

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Nine Months Ended September 30
	2019	2018	Change
Net Sales	$13,867	$13,917	—
Cost of products sold	9,398	9,722	-3%
Gross Profit	4,469	4,195	+7%
Marketing, research and general expenses	2,395	2,599	-8%
Other (income) and expense, net	(166)	6	N.M.
Operating Profit	2,240	1,590	+41%
Nonoperating expense	(33)	(75)	-56%
Interest income	8	7	+14%
Interest expense	(198)	(198)	—
Income Before Income Taxes and Equity Interests	2,017	1,324	+52%
Provision for income taxes	(467)	(380)	+23%
Income Before Equity Interests	1,550	944	+64%
Share of net income of equity companies	91	80	+14%
Net Income	1,641	1,024	+60%
Net income attributable to noncontrolling interests	(31)	(25)	+24%
Net Income Attributable to Kimberly-Clark Corporation	$1,610	$999	+61%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$4.68	$2.86	+64%
Diluted	$4.65	$2.85	+63%

Cash Dividends Declared	$3.09	$3.00	+3%

Common Shares Outstanding	September 30
	2019	2018
Average diluted shares for nine months ended	346.0	350.4

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended September 30, 2019
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$3,085	$104	$2,981
Gross Profit	1,555	(104)	1,659
Marketing, research and general expenses	815	21	794
Other (income) and expense, net(b)	(175)	(181)	6
Operating Profit	915	56	859
Provision for income taxes	(192)	(23)	(169)
Effective tax rate	22.8%	—	21.5%
Net Income Attributable to Kimberly-Clark Corporation	671	33	638
Diluted Earnings per Share(a)	1.94	0.10	1.84

	Three Months Ended September 30, 2018
	As Reported	2018 Global Restructuring Program	U.S. Tax Reform Related Matters	As Adjusted Non-GAAP
Cost of products sold	$3,166	$103	$—	$3,063
Gross Profit	1,416	(103)	—	1,519
Marketing, research and general expenses	749	26	—	723
Operating Profit	669	(129)	—	798
Nonoperating expense	(30)	(20)	—	(10)
Provision for income taxes	(138)	30	(26)	(142)
Effective tax rate	23.9%	—	—	19.6%
Net Income Attributable to Kimberly-Clark Corporation	451	(119)	(26)	596
Diluted Earnings per Share(a)	1.29	(0.34)	(0.07)	1.71

(a)	"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

(b)
Other (income) and expense, net includes a pre-tax gain of approximately $182 million on the sale of a manufacturing facility and associated real estate which were disposed of as part of the 2018 Global Restructuring Program.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Nine Months Ended September 30, 2019
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$9,398	$331	$9,067
Gross Profit	4,469	(331)	4,800
Marketing, research and general expenses	2,395	66	2,329
Other (income) and expense, net(b)	(166)	(182)	16
Operating Profit	2,240	(215)	2,455
Provision for income taxes	(467)	35	(502)
Effective tax rate	23.2%	—	22.5%
Share of net income of equity companies	91	(2)	93
Net income attributable to noncontrolling interests	(31)	1	(32)
Net Income Attributable to Kimberly-Clark Corporation	1,610	(181)	1,791
Diluted Earnings per Share(a)	4.65	(0.52)	5.18

	Nine Months Ended September 30, 2018
	As Reported	2018 Global Restructuring Program	U.S. Tax Reform Related Matters	As Adjusted Non-GAAP
Cost of products sold	$9,722	$465	$—	$9,257
Gross Profit	4,195	(465)	—	4,660
Marketing, research and general expenses	2,599	341	—	2,258
Operating Profit	1,590	(806)	—	2,396
Nonoperating expense	(75)	(50)	—	(25)
Provision for income taxes	(380)	197	(108)	(469)
Effective tax rate	28.7%	—	—	21.5%
Share of net income of equity companies	80	(1)	—	81
Net income attributable to noncontrolling interests	(25)	11	—	(36)
Net Income Attributable to Kimberly-Clark Corporation	999	(649)	(108)	1,756
Diluted Earnings per Share(a)	2.85	(1.85)	(0.31)	5.01

(a)	"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

(b)
Other (income) and expense, net includes a pre-tax gain of approximately $182 million on the sale of a manufacturing facility and associated real estate which were disposed of as part of the 2018 Global Restructuring Program.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	September 30, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$416	$539
Accounts receivable, net	2,306	2,164
Inventories	1,779	1,813
Other current assets	563	525
Total Current Assets	5,064	5,041
Property, Plant and Equipment, Net	7,158	7,159
Investments in Equity Companies	294	224
Goodwill	1,438	1,474
Other Assets	1,079	620
TOTAL ASSETS	$15,033	$14,518

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,555	$1,208
Trade accounts payable	2,942	3,190
Accrued expenses and other current liabilities	1,931	1,793
Dividends payable	354	345
Total Current Liabilities	6,782	6,536
Long-Term Debt	6,198	6,247
Noncurrent Employee Benefits	881	931
Deferred Income Taxes	506	458
Other Liabilities	540	328
Redeemable Preferred Securities of Subsidiaries	38	64
Stockholders' Equity
Kimberly-Clark Corporation	(141)	(287)
Noncontrolling Interests	229	241
Total Stockholders' Equity	88	(46)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,033	$14,518

2019 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
Operating Activities
Net income	$680	$462	$1,641	$1,024
Depreciation and amortization	230	217	700	652
Asset impairments	—	—	—	74
Stock-based compensation	26	19	74	45
Deferred income taxes	(18)	27	8	44
Net (gains) losses on asset dispositions	(172)	4	(155)	57
Equity companies' earnings (in excess of) less than dividends paid	(1)	7	(31)	(18)
Operating working capital	126	24	(399)	117
Postretirement benefits	5	(73)	(16)	(87)
Other	10	5	(10)	113
Cash Provided by Operations	886	692	1,812	2,021
Investing Activities
Capital spending	(298)	(219)	(867)	(566)
Proceeds from dispositions of property	205	10	206	16
Investments in time deposits	(167)	(71)	(353)	(218)
Maturities of time deposits	58	45	287	139
Other	(43)	15	(40)	(3)
Cash Used for Investing	(245)	(220)	(767)	(632)
Financing Activities
Cash dividends paid	(354)	(348)	(1,054)	(1,039)
Change in short-term debt	(219)	349	324	453
Debt proceeds	4	—	700	—
Debt repayments	(2)	(306)	(705)	(310)
Proceeds from exercise of stock options	51	28	211	50
Acquisitions of common stock for the treasury	(214)	(176)	(544)	(596)
Other	(13)	—	(92)	(41)
Cash Used for Financing	(747)	(453)	(1,160)	(1,483)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(12)	(9)	(8)	(28)
Change in Cash and Cash Equivalents	(118)	10	(123)	(122)
Cash and Cash Equivalents - Beginning of Period	534	484	539	616
Cash and Cash Equivalents - End of Period	$416	$494	$416	$494

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2019	2018	Change	2019	2018	Change
NET SALES
Personal Care	$2,305	$2,252	+2%	$6,866	$6,816	+1%
Consumer Tissue	1,484	1,469	+1%	4,482	4,520	-1%
K-C Professional	839	848	-1%	2,477	2,541	-3%
Corporate & Other	12	13	N.M.	42	40	N.M.
TOTAL NET SALES	$4,640	$4,582	+1%	$13,867	$13,917	—

OPERATING PROFIT
Personal Care	$490	$466	+5%	$1,459	$1,397	+4%
Consumer Tissue	264	212	+25%	726	668	+9%
K-C Professional	176	160	+10%	488	483	+1%
Corporate & Other(a)	(190)	(171)	N.M.	(599)	(952)	N.M.
Other (income) and expense, net(a)	(175)	(2)	N.M.	(166)	6	N.M.
TOTAL OPERATING PROFIT	$915	$669	+37%	$2,240	$1,590	+41%

(a)	Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended September 30, 2019
	Total(a)	Volume	Net Price	Mix/ Other	Exited Businesses(b)	Currency	Organic(c)
Personal Care	2	1	3	1	—	(3)	5
Consumer Tissue	1	(2)	5	—	—	(2)	3
K-C Professional	(1)	(2)	3	1	(2)	(2)	3
TOTAL CONSOLIDATED	1	(1)	4	1	—	(2)	4

	Nine Months Ended September 30, 2019
	Total(a)	Volume	Net Price	Mix/ Other	Exited Businesses(b)	Currency	Organic(c)
Personal Care	1	1	4	1	—	(5)	6
Consumer Tissue	(1)	(3)	5	—	—	(3)	2
K-C Professional	(3)	(2)	3	1	(2)	(3)	2
TOTAL CONSOLIDATED	—	(1)	4	1	—	(4)	4

(a)	Total may not equal the sum of volume, net price, mix/other, exited businesses and currency due to rounding.

(b)	Exited businesses in conjunction with the 2018 Global Restructuring Program.

(c)	Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS

	Estimated Range
ESTIMATED FULL YEAR 2019 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$6.75	-	$6.90
Adjustment for charges related to the 2018 Global Restructuring Program	(1.00)	-	(0.90)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.75	-	$6.00

Investor Relations contact: Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, terry.balluck@kcc.com

[KMB-F]
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